Exhibit 99.1
Monster Completes Acquisition of HotJobs and
Enters into Multi-year Traffic Agreement with Yahoo!
Acquisition further solidifies Monster as the clear leader in online job opportunities and global recruitment resources
New York, NY and Maynard, MA August 24, 2010—Monster Worldwide, Inc. (NYSE:MWW) announced today that it has completed its acquisition of Yahoo! HotJobs, a leading online recruitment website, from Yahoo! for $225 million in cash. Concurrent with the closing of the acquisition, Monster and Yahoo! have also entered into a three year commercial traffic agreement whereby Monster will become Yahoo!’s exclusive provider of career and job content on the Yahoo! homepage in the United States and Canada.
The acquisition of Yahoo! HotJobs further strengthens Monster’s position as the market leader in online job opportunities and global recruitment resources. Monster’s expanded customer base will have access to even more talent, with the brand reaching roughly 62 percent of the US internet population (130 million unique visitors.) Monster will also expand its newspaper partnerships from 400 to 1000 with the addition of 600 HotJobs daily and weekly newspapers providing local reach in all 50 states.
At the same time, job seekers will have access to more opportunities, since Monster is now the foremost source of job postings for employers in 19 of the top 20 industries and in 45 out of the top 50 cities as compared to any leading online career site.1
“We are delivering on our strategy with the acquisition of HotJobs and the clear winners are our customers, job seekers and shareholders,” said Sal Iannuzzi, chairman, chief executive officer and president of Monster Worldwide. “We now have a powerful one-two punch of scale and precision — the largest pool of seekers and jobs, coupled with our 6Sense semantic search technology that allows unrivaled ability to match talent and opportunities.”
“The completion of the acquisition of HotJobs by Monster is great news for users, customers, employees and partners,” said Jeff Kinder SVP, Media Products and Solutions at Yahoo!. “The combination of Monster and HotJobs offers a stronger service for all parties, with more employers, job seekers and opportunities. The traffic agreement also enables Yahoo! to continue to provide users with valued online career and recruiting services.”
###

Effective today, Monster enters a transition period while the company builds an integrated site and product offering that will deliver the industry’s most complete recruitment and career seeking solutions — and the tools to derive the most relevant results from the most possibilities.
1 Source: Wanted Technologies, Total Jobs Posted on Monster.com and HotJobs.com combined excluding duplicates ,June 2009 through May 2010. Leading sites are defined as Dice, Job.com, Jobing, LinkedIn career pages, Monster, HotJobs , SnagAJob.com, and CareerBuilder. Cities are defined as U.S. Bureau of Labor Statistics metropolitan service areas
Special Note: Except for historical information contained herein, the statements made in this release, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.
About Monster Worldwide
Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster®, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, Asia and Latin America, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index. To learn more about Monster’s industry-leading products and services, visit www.Monster.com. For more about Monster Worldwide, visit www.about-Monster.com.
Contacts
Monster Worldwide, Inc.
Investors: Lori Chaitman, (212) 351-7090, Lori.Chaitman@Monster.com
Media: Matthew Henson, (978) 823-2627, Matthew.Henson@Monster.com
###